EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-11685, 33-88135, 333-49298, 333-106422, 333-110245, 333-112011, 333-113629, 333-116548, 333-125081 and 333-130969) and the Registration Statement on Form S-3 (No. 333-108343) of Electronics for Imaging, Inc. of our report dated March 16, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California
March 16, 2006